UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2024

STERLING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	001-38290	38-3163775
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Towne Square, Suite 1900

Southfield, Michigan 48076

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 355-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SBT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Christine Meredith to Chief Operating Officer and Appointment as Director

On March 21, 2024, Sterling Bancorp, Inc (the “Company”) promoted Christine Meredith to the position of Chief Operating Officer of the Company, effective April 1, 2024. Ms. Meredith was also promoted to the position of Chief Operating Officer of Sterling Bank and Trust, F.S.B. (the “Bank”). On March 21, 2024, the Board of Directors of the Company also appointed Ms. Meredith as a director of the Company, effective upon the resignation of Lyle Wolberg which is effective as of March 31, 2024, to serve until the 2024 annual meeting of shareholders of the Company. Ms. Meredith was also appointed as a director of the Bank, effective upon the receipt of all appropriate regulatory approvals and non-objections, to serve until the 2024 annual meeting of shareholders of the Bank.

Ms. Meredith, age 50, served as the Company’s and the Bank’s Chief Risk Officer from February 2020 until her promotion to Chief Operating Officer. In July 2023 she was promoted to Senior Executive Vice President. Ms. Meredith has over 25 years of experience as banker, regulator, and consultant to the financial services industry. Prior to joining Sterling, Ms. Meredith served as Senior Vice President and Director of Enterprise Risk Management at Columbia Banking System from 2010 through 2020. Its subsidiary, Columbia Bank, was a regional bank based in Tacoma, Washington. Ms. Meredith served as a Risk Management Examiner with the Federal Deposit Insurance Corporation in Seattle, Washington from 2009 to 2010, with a focus on credit and financial risk reviews. Ms. Meredith worked with Washington Mutual from 2003 to 2008 in various capacities including enterprise risk management, commercial real estate product development, and regulatory implementation. Ms. Meredith was a consultant with the Secura Group, a boutique financial services consulting firm based in Washington, DC, from 2002 to 2003, and previously from 1996 to 1998. Ms. Meredith worked for Arthur Andersen in Los Angeles, California as a Business Process Consultant from 2000 to 2002. In 2000, Ms. Meredith was commissioned as a Safety and Soundness Examiner for the Federal Reserve’s Twelfth District in San Francisco, California, where she conducted risk management, compliance, trust, and information technology examinations.

Ms. Meredith is a member of the American Bankers Association’s Certified Enterprise Risk Professionals Board. Previously, she served on the Mid-Tier Bank and Enterprise Risk Management Councils for the Risk Management Association. Ms. Meredith also served as Chair of the Enterprise Risk Management Committee for the Washington Bankers Association. Ms. Meredith received her Bachelor of Science degree in Finance from Georgetown University.

There are no family relationships between Ms. Meredith and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Ms. Meredith that are reportable under Item 404(a) of Regulation S-K.

There is no arrangement or understanding between Ms. Meredith and any other persons pursuant to which Ms. Meredith was hired as Chief Operating Officer or appointed as a director of the Company.

Ms. Meredith’s compensation has not been adjusted in connection with her promotion to Chief Operating Officer, and Ms. Meredith will receive no additional compensation in connection with her appointment as a director of each of the Company and the Bank.

Promotion of Eleni Willis to Chief Risk Officer

On March 21, 2024, the Company promoted Eleni Willis to the position of Chief Risk Officer of the Company, effective April 1, 2024. Ms. Willis was also promoted to the position of Chief Risk Officer of the Bank.

Ms. Willis, age 49, has served as the Company’s Senior Vice President and Deputy Chief Risk Officer since July 2023. Ms. Willis previously served as the Company’s Director of Enterprise Risk Management. Prior to joining the Company in 2021, Ms. Willis served as a Senior Risk Analyst, Enterprise Risk and Compliance of the United Services Automobile Association from May 2021 to November 2021. From September 2017 to May 2021, Ms. Willis held various roles with Umpqua Bank (formerly Columbia Bank), including Vice President, Corporate Enterprise Risk Manager and Vice President, Business Risk Analytics Manager. Before joining Umpqua Bank, Ms. Willis held various roles with Harborstone Credit Union from January 2017 to September 2017, HomeStreet Bank from 2013 to 2017, the Washington State Department of Financial Institutions from 2004 to 2013 and Amplicon Express from 2000 to 2002. Ms. Willis holds a bachelor’s degree from Linfield University and a master’s degree from Washington State University.

There are no family relationships between Ms. Willis and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Ms. Willis that are reportable under Item 404(a) of Regulation S-K.

There is no arrangement or understanding between Ms. Willis and any other persons pursuant to which Ms. Willis was promoted to Chief Risk Officer.

Ms. Willis’ s compensation has not been adjusted in connection with her promotion to Chief Risk Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Bancorp, Inc.

By:	/s/ Karen Knott
Karen Knott
Chief Financial Officer

Date: March 21, 2024